Exhibit 5.1

[Cooley Godward LLP Letterhead]

August 6, 2004

Nektar Therapeutics

150 Industrial Road

San Carlos, CA  94070

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NEKTAR THERAPEUTICS (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,900,000 shares of the Registrant’s Common Stock, $0.0001 par value (the “Equity Plan Shares”) pursuant to the Registrant’s 2000 Equity Incentive Plan (the “Equity Plan”) and up to an aggregate of 300,000 shares of the Registrant’s Common Stock, $0.0001 par value (the “401(k) Shares” and together with the Equity Plan Shares, the “Shares”), pursuant to the Registrant’s 401(k) Retirement Plan (the “401(k) Plan” and together with the Equity Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement, the Plans, the Registrant’s Certificate of Incorporation, as amended, and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ John M. Geschke

John M. Geschke, Esq.